Exhibit 99.1
Liberty Latin America Reports Q4 & FY 2021 Results
Record mobile and solid fixed additions in year
FY 2021 double-digit revenue growth driven by acquisitions, 4% rebased growth
~750,000 homes passed or upgraded in 2021; 99% fiber-to-the-home
Delivered 2021 guidance for all financial and operating metrics
Strategic acquisitions with significant synergies to enhance future performance
Denver, Colorado - February 22, 2022: Liberty Latin America Ltd. (“Liberty Latin America” or “LLA”) (NASDAQ: LILA and LILAK, OTC Link: LILAB) today announced its financial and operating results for the three months (“Q4”) and fiscal year (“FY”) ended December 31, 2021.
CEO Balan Nair commented, “The fourth quarter concluded a successful year for LLA. Despite continuing impacts from the pandemic and competitive challenges in Chile, we had strong operational performance across the rest of the group. We also made progress with the integration of our acquisitions in Puerto Rico and Costa Rica, and successfully delivered against our 2021 guidance targets.”
“High-speed connectivity is at the core of our customer offering and we invested to expand and improve our networks during the year. We added or upgraded approximately 750,000 homes passed across our operations, almost exclusively using fiber-to-the-home technology. Combining our network strength with attractive consumer propositions, we added more than 250,000 RGUs, which was over 50% higher than in the prior year. Our mobile operations delivered a particularly strong performance bolstered by the inclusion of the business we acquired in Costa Rica, as we added nearly 500,000 subscribers in 2021, of which over 25% were postpaid.”
“Our B2B operations continued to recover during the year as we utilized our high-speed and reliable subsea, terrestrial and mobile networks combined with innovative product offerings to deliver effective solutions for our customers.”
“LLA reported $4.8 billion in revenue, $81 million of operating income and $1.8 billion in Adjusted OIBDA in 2021. We grew our cash flow from operations and Adjusted Free Cash Flow during the year to $1.0 billion and $200 million, respectively, delivering our Adjusted Free Cash Flow guidance. We also increased our share repurchase activity, with $65 million spent in 2021, and today we are announcing a new program to buyback up to $200 million.”
“Overall, we were pleased with our robust operational execution and financial performance in 2021. As we look ahead to 2022, we intend to deliver further operational enhancements and financial growth, continue to progress the integrations in Puerto Rico and Costa Rica, and successfully complete the accretive transactions announced in Panama and Chile. We remain focused on driving Adjusted Free Cash Flow for the group and we are confident that the operational and strategic actions we are taking will enable a multi-year growth trajectory.”

Business Highlights
•C&W Caribbean & Networks: operating momentum drives strong 2021 performance
◦Record year for both fixed and mobile subscriber additions driven by Jamaica
◦FY reported and rebased Adj. OIBDA growth of 5% and 6%, respectively
•C&W Panama: strong operating and financial results; recovery from COVID-19
◦Operating momentum with mobile subscribers up 17% and fixed RGUs up 15% in 2021
◦FY reported and rebased Adj. OIBDA growth of 13% and 14%, respectively
•Liberty Puerto Rico: solid fixed and mobile postpaid momentum; integration on-track
◦Continued fixed subscriber adds driven by broadband; mobile postpaid base growing
◦Strong reported and rebased Adj. OIBDA growth in FY 2021
•VTR: performance continues to be challenged in LLA's most competitive market
◦Continuing to invest, added 400,000 new build / upgraded homes passed in the year
◦50/50 JV agreed with América Móvil expected to complete in H2 2022
•Costa Rica: strong start for recently acquired mobile operations; record fixed additions
◦Over 100,000 mobile subscribers added in Q4
◦Record quarterly fixed RGU additions of 15,000 driven by broadband

LLA 2022 Financial Guidance
•P&E additions as a percentage of revenue at ~18%
•Adding or upgrading ~600,000 homes passed
•Adjusted FCF guidance of ~$250 million; ~25% YoY reported growth

Share Repurchase Program
On March 16, 2020, our Directors approved a share repurchase program that authorized us to repurchase from time to time up to $100 million of our Class A common shares and/or Class C common shares through March 2022. As at market close on February 18, 2022, the remaining amount authorized for share repurchases was approximately $2 million.
On February 22, 2022, our Board of Directors approved a new share repurchase program. The program authorizes us to repurchase from time to time up to an additional $200 million of our Class A common shares and/or Class C common shares through December 2024.

Additional information, including historic quarterly revenue, adjusted OIBDA, and P&E additions under our updated reporting segments, can be found on our website at https://www.lla.com/investors.

Financial and Operating Highlights

Financial Highlights	Q4 2021	Q4 2020	YoY Growth	YoY Rebase Growth[1]	FY 2021	FY 2020	YoY Growth / (Decline)	YoY Rebase Growth[1]

(USD in millions)
Revenue	$1,279	$1,097	17%	6%	$4,799	$3,765	27%	4%
Adjusted OIBDA[2]	$470	$428	10%	3%	$1,829	$1,485	23%	4%
Operating income (loss)	$(412)	$100	N.M.		$81	$93	(13%)
Property & equipment additions	$257	$188	37%		$856	$631	36%
As a percentage of revenue	20%	17%			18%	17%

Adjusted FCF[3]	$51	$89			$200	$148
Cash provided by operating activities	$298	$149			$1,016	$640
Cash used by investing activities	$(193)	$(2,032)			$(1,269)	$(2,451)
Cash provided (used) by financing activities	$(104)	$(194)			$427	$271
N.M. – Not Meaningful.

Operating Highlights[4]	Q4 2021	Q4 2020	YoY Growth / (Decline)	YoY FX-Neutral Growth / (Decline)[5]	FY 2021	FY 2020

Total Customers	3,226,400	3,204,600	1%
Organic customer additions	(10,300)	18,600			32,200	73,500
Fixed RGUs	6,441,000	6,186,300	4%
Organic RGU additions	35,800	57,800			268,800	171,000
Mobile subscribers*	7,540,300	4,451,300	69%
Organic mobile additions	246,400	47,800			493,400	(232,200)
Fixed ARPU	$46.95	$48.94	(4%)	—%
Mobile ARPU*	$14.03	$16.99	(17%)	(16%)

*    Q4 2021 figures include mobile subscribers and ARPU related to operations in Costa Rica, which were acquired on August 9, 2021 and therefore not included in Q4 2020 subscriber data. Subscriber information related to our August 9, 2021 acquisition in Costa Rica is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.

Revenue Highlights
The following table presents (i) revenue of each of our segments and corporate operations for the periods indicated, and (ii) the percentage change from period-to-period on both a reported and rebased basis:

	Three months ended		Increase/(decrease)		Year ended		Increase/(decrease)
	December 31,				December 31,
	2021	2020	%	Rebased %	2021	2020	%	Rebased %
	in millions, except % amounts

C&W Caribbean & Networks	$452.7	$428.2	6	7	$1,751.2	$1,706.8	3	4
C&W Panama	168.6	130.8	29	30	547.6	500.2	9	10
Liberty Puerto Rico	376.0	296.0	27	2	1,456.7	624.1	133	7
VTR	174.8	207.7	(16)	(8)	787.5	809.0	(3)	(7)
Costa Rica	106.8	36.6	192	10	256.2	140.0	83	11
Corporate	5.4	2.7	100	100	21.6	2.7	N.M.	N.M
Eliminations	(5.2)	(4.8)	N.M.	N.M.	(21.8)	(18.2)	N.M.	N.M.
Total	$1,279.1	$1,097.2	17	6	$4,799.0	$3,764.6	27	4
N.M. – Not Meaningful.
•Our reported revenue for the quarter and year ended December 31, 2021 increased by 17% and 27%, respectively.
◦Reported revenue growth in Q4 2021 and FY 2021 was driven by (1) the addition of $80 million and $788 million, respectively, from Liberty Mobile, which was acquired on October 31, 2020, (2) $71 million and $112 million, respectively, from the acquisition of Telefónica's Costa Rica operations on August 9, 2021, (3) organic growth across C&W Caribbean & Networks, Liberty Puerto Rico, C&W Panama, and Costa Rica, (4) organic declines at VTR and (5) for Q4 2021, a net foreign exchange (“FX”) impact of $(24) million.

Q4 2021 Revenue Growth – Segment Highlights
•C&W Caribbean & Networks: revenue increased by 6% on a reported basis and 7% on a rebased basis.
◦B2B revenue was 7% and 8% higher on a reported and rebased basis, respectively, as compared to the prior-year period. Performance was driven by the renegotiation of customer contracts recognized during 2021, increased non-recurring revenue and growth in revenue from fixed and mobile B2B services, as economic activity continues to steadily recover.
◦Fixed residential revenue grew 2% on a reported basis and 4% on a rebased basis as compared to the prior-year period. Our performance was driven by volume growth as new build / upgraded homes and continued residential demand for our products led to strong subscriber additions. Within the segment, Jamaica was once again the largest contributor, adding 27,000 RGUs in the quarter and 99,000 RGUs over the past twelve months.
◦Mobile continued to recover, as revenue was 8% higher on a reported basis and 10% on a rebased basis, as compared to the prior-year period. Growth was driven by increased inbound roaming activity, primarily due to the general relaxing of travel restrictions, and a higher average numbers of mobile subscribers, mostly due to sales initiatives, including converged offerings.
•C&W Panama: revenue increased by 29% on a reported basis and 30% on a rebased basis.
◦B2B revenue was 65% higher on a reported and rebased basis, primarily due to increased non-recurring revenue related to long-term government-related projects, some of which were put on hold during 2020 due to the impact of COVID-19.
◦Fixed residential revenue was 3% and 7% higher on a reported and rebased basis, respectively. Growth was driven by increased subscriber numbers, as we added 62,000 RGUs over the past twelve months, with traction from our high-speed data propositions.
◦Mobile revenue was in-line on a reported and rebased basis compared to the prior-year period. Subscription revenue was slightly lower year-over-year as growth in prepaid and postpaid subscribers was more than offset by lower prepaid ARPU. Non-subscription revenue grew year-over-year due to higher volumes of handset sales and an increase in inbound roaming as travel restrictions related to COVID-19 were relaxed.
•Liberty Puerto Rico: revenue grew by 27% and 2% on a reported and rebased basis, respectively. Reported growth benefited from the full inclusion of Liberty Mobile in Q4 2021, whereas it was only included for two months in the prior year quarter. Residential revenue was higher, year-over-year on a rebased basis. This was driven by subscriber growth in our fixed operations where we added 72,000 RGUs over the last twelve months, partly offset by mobile consumer revenue, which was lower overall, as higher subscription revenue was more than offset by reduced equipment sales. B2B revenue declined on a rebased basis as     we aligned pricing across our fixed-line products.
•VTR: revenue was 16% and 8% lower on a reported and rebased basis, respectively. Competitive pressures have led to declines in ARPU and subscribers levels over the last twelve months, negatively impacting year-over-year performance.
•Costa Rica: revenue grew by 192% and 10% on a reported and rebased basis, respectively. Reported performance benefited from the inclusion of Telefónica's Costa Rica operations in the quarter. The strong rebased growth was driven by increased customers across both our mobile and fixed businesses and higher handset sales, year-over-year.
Operating Income (Loss)
•Operating income (loss) was $(412) million and $100 million for the three months ended December 31, 2021 and 2020, respectively, and $81 million and $93 million for the year ended December 31, 2021 and 2020, respectively.
◦We reported an operating loss during the three months ended December 31, 2021, compared with operating income during the corresponding period in 2020. The 2021 period included goodwill impairments, the negative impact of which was slightly offset by an increase in Adjusted OIBDA and lower depreciation and amortization expense.
◦We reported lower operating income during the year ended December 31, 2021, as compared with the prior year, primarily due to the net effect of (i) higher Adjusted OIBDA, as further discussed below, (ii) higher goodwill impairments, and (iii) increases in depreciation, amortization and stock-based compensation expense.

Adjusted OIBDA Highlights
The following table presents (i) Adjusted OIBDA of each of our reportable segments and our corporate category for the periods indicated, and (ii) the percentage change from period-to-period on both a reported and rebased basis:

	Three months ended		Increase (decrease)		Year ended		Increase (decrease)
	December 31,				December 31,
	2021	2020	%	Rebased %	2021	2020	%	Rebased %
	in millions, except % amounts

C&W Caribbean & Networks	$196.2	$182.2	8	9	$747.2	$713.2	5	6
C&W Panama	62.6	51.4	22	24	200.1	177.2	13	14
Liberty Puerto Rico	141.3	115.9	22	1	594.8	276.9	115	12
VTR	55.3	74.7	(26)	(20)	259.6	307.0	(15)	(19)
Costa Rica	29.4	14.6	101	1	80.2	54.9	46	7
Corporate	(15.2)	(10.8)	(41)	(41)	(52.9)	(44.5)	(19)	(19)
Total	$469.6	$428.0	10	3	$1,829.0	$1,484.7	23	4

Operating income margin	(32.2)%	9.1%			1.7%	2.5%

Adjusted OIBDA margin	36.7%	39.0%			38.1%	39.4%
•Our reported Adjusted OIBDA for the quarter and year ended December 31, 2021 increased by 10% and 23%, respectively.
◦Reported Adjusted OIBDA increases in Q4 2021 and FY 2021 were largely driven by (1) the addition of $28 million and $289 million, respectively, contributed by Liberty Mobile, (2) the addition of $17 million and $29 million, respectively, contributed by operations acquired from Telefónica in Costa Rica and (3) organic growth in C&W Caribbean & Networks and C&W Panama for both periods and in Liberty Puerto Rico for FY 2021. These increases were partially offset by declines in VTR.
Q4 2021 Adjusted OIBDA Growth – Segment Highlights
•C&W Caribbean and Networks: Adjusted OIBDA increased on a reported and rebased basis by 8% and 9%, respectively. Performance was driven by the aforementioned rebased revenue growth and management of other operating costs and expenses as our reported Adjusted OIBDA margin improved by 70 basis points to 43.3%.
•C&W Panama: Adjusted OIBDA was higher on a reported and rebased basis by 22% and 24%, respectively. Rebased growth was driven by the increase in rebased revenue. While other operating costs and expenses were lower year-over-year, the aforementioned revenue growth drove higher direct costs related to B2B equipment and mobile handsets.
•Liberty Puerto Rico: Adjusted OIBDA grew on a reported and rebased basis by 22% and 1%, respectively. Reported growth was driven by the full inclusion of Liberty Mobile in Q4 2021, whereas it was only included for two months in the prior year quarter. Rebased Adjusted OIBDA was higher as revenue growth was partly offset by the net impact of higher mobile roaming expenses, integration costs related to the Liberty Mobile acquisition, video programming costs, and labor costs; and lower mobile handset costs.
•VTR: Adjusted OIBDA declined on a reported and rebased basis by 26% and 20%, respectively. The rebased decline was driven by the aforementioned revenue decline. Direct and other operating costs were lower overall year-over-year however these savings did not significantly benefit our Adjusted OIBDA margin as savings across most categories were partly offset by higher programming expenses and network costs driven by higher truck rolls.
•Costa Rica: Adjusted OIBDA grew by 101% and 1%, on a reported and rebased basis, respectively. Reported growth benefited from the inclusion of Telefónica's Costa Rica operations in the quarter. Our rebased performance was impacted by higher equipment costs due to increased handset sales, integration costs in the current year period, and increased commission expenses due to customer additions.
Net Loss Attributable to Shareholders
•Net loss attributable to shareholders was $620 million and $30 million for the three months ended December 31, 2021 and 2020, respectively, and $440 million and $682 million for the year ended December 31, 2021 and 2020, respectively.

Property & Equipment Additions and Capital Expenditures
The table below highlights the categories of the property and equipment additions (P&E Additions) for the indicated periods and reconciles to cash paid for capital expenditures.

	Three months ended		Year ended
	December 31,		December 31,
	2021	2020	2021	2020
	USD in millions

Customer Premises Equipment	$61.0	$71.5	$296.2	$256.9
New Build & Upgrade	51.5	19.0	163.2	91.9
Capacity	35.8	19.1	130.9	87.7
Baseline	68.3	61.7	172.7	133.7
Product & Enablers	40.3	16.7	92.9	60.9
Property & equipment additions	256.9	188.0	855.9	631.1
Assets acquired under capital-related vendor financing arrangements	(35.5)	(18.6)	(100.5)	(99.1)
Acquisition of intangible assets	—	7.8	—	7.8
Changes in current liabilities related to capital expenditures	(29.8)	(29.7)	(19.1)	26.0
Capital expenditures	$191.6	$147.5	$736.3	$565.8

Property & equipment additions as % of revenue	20.1%	17.1%	17.8%	16.8%

Property & Equipment Additions:
C&W Caribbean & Networks	$77.3	$65.0	$268.2	$246.8
C&W Panama	24.4	18.1	88.9	70.4
Liberty Puerto Rico	80.1	45.0	219.2	97.3
VTR	41.1	45.5	199.1	172.2
Costa Rica	19.4	6.5	45.0	24.2
Corporate	14.6	7.9	35.5	20.2
Property & equipment additions	$256.9	$188.0	$855.9	$631.1

Property & Equipment Additions as a Percentage of Revenue by Reportable Segment:
C&W Caribbean & Networks	17.1%	15.2%	15.3%	14.5%
C&W Panama	14.5%	13.8%	16.2%	14.1%
Liberty Puerto Rico	21.3%	15.2%	15.0%	15.6%
VTR	23.5%	21.9%	25.3%	21.3%
Costa Rica	18.2%	17.8%	17.6%	17.3%

New Build and Homes Upgraded by Reportable Segment:
C&W Caribbean & Networks	47,100	17,600	150,100	75,000
C&W Panama	16,600	9,800	121,400	96,500
Liberty Puerto Rico	9,500	7,900	22,600	26,000
VTR	64,200	115,300	400,900	160,400
Costa Rica	10,600	5,700	43,800	29,500
Total	148,000	156,300	738,800	387,400

Summary of Debt, Finance Lease Obligations and Cash and Cash Equivalents
The following table details the U.S. dollar equivalent balances of the outstanding principal amounts of our debt and finance lease obligations, and cash and cash equivalents at December 31, 2021:

	Debt	Finance lease obligations	Debt and finance lease obligations	Cash and cash equivalents
	in millions

Liberty Latin America[1]	$403.9	$1.0	$404.9	$179.8
C&W2	4,264.7	0.1	4,264.8	562.9
Liberty Puerto Rico	2,601.0	6.5	2,607.5	157.7
VTR[3]	1,522.2	—	1,522.2	141.8
Costa Rica	408.7	—	408.7	24.2
Total	$9,200.5	$7.6	$9,208.1	$1,066.4

Consolidated Leverage and Liquidity Information:			December 31, 2021	September 30, 2021
Consolidated debt and finance lease obligations to operating income ratio			(16.6)x	14.5x
Consolidated net debt and finance lease obligations to operating income ratio			(14.7)x	12.7x
Consolidated gross leverage ratio[4,5]			5.0x	5.0x
Consolidated net leverage ratio[4,5]			4.4x	4.4x
Average debt tenor[6]			5.9 years	5.9 years
Fully-swapped borrowing costs			5.8%	6.1%
Unused borrowing capacity (in millions)[7]			$1,211.6	$1,220.0
1.Represents the amount held by Liberty Latin America on a standalone basis plus the aggregate amount held by subsidiaries of Liberty Latin America that are outside our borrowing groups.
2.Represents the C&W borrowing group, including the C&W Caribbean & Networks and C&W Panama reporting segments.
3.Represents the debt and finance lease obligations of the VTR borrowing group, which are classified as held for sale on our December 31, 2021 consolidated balance sheet. The cash and cash equivalents amount also includes $110 million that is included in assets held for sale on our December 31, 2021 consolidated balance sheet. In addition, the consolidated leverage and liquidity information includes the impact of the VTR borrowing group.
4.Consolidated leverage ratios are non-GAAP measures. For additional information, including definitions of our consolidated leverage ratios, required reconciliations, see Non-GAAP Reconciliations below.
5.The consolidated leverage ratios include the impact of Telefónica Costa Rica's Adjusted OIBDA for the post-acquisition period, August 9, 2021 to December 31, 2021, and do not include Adjusted OIBDA for the period prior to the close of the acquisition, which would have an estimated impact of 0.1x on the consolidated gross and net leverage ratios.
6.For purposes of calculating our average tenor, total debt excludes vendor financing and finance lease obligations.
7.At December 31, 2021, the full amount of unused borrowing capacity (inclusive of $253 million related to VTR) under our subsidiaries' revolving credit facilities was available to be borrowed, both before and after completion of the December 31, 2021 compliance reporting requirements.

Quarterly Subscriber Variance

	Fixed and Mobile Subscriber Variance Table — December 31, 2021 vs September 30, 2021
	Homes Passed	Two-way Homes Passed	Fixed-line Customer Relationships	Video RGUs	Internet RGUs	Telephony RGUs	Total RGUs	Prepaid	Postpaid	Total Mobile Subscribers

C&W Caribbean & Networks:
Jamaica	10,600	10,600	8,900	3,500	10,300	13,200	27,000	25,600	4,900	30,500
The Bahamas	—	—	(1,100)	(100)	(1,200)	(1,600)	(2,900)	900	400	1,300
Trinidad and Tobago	1,200	1,200	1,600	(200)	1,400	(500)	700	—	—	—
Barbados	—	—	600	700	1,100	100	1,900	1,000	1,100	2,100
Other	2,000	2,000	(700)	(700)	2,900	(200)	2,000	11,400	5,400	16,800
Total C&W Caribbean & Networks	13,800	13,800	9,300	3,200	14,500	11,000	28,700	38,900	11,800	50,700
C&W Panama	13,000	13,000	2,800	5,000	4,100	3,800	12,900	82,500	23,100	105,600
Total C&W	26,800	26,800	12,100	8,200	18,600	14,800	41,600	121,400	34,900	156,300
Liberty Puerto Rico	9,400	9,400	3,900	1,800	7,700	2,400	11,900	(12,300)	11,000	(1,300)
VTR	48,900	51,700	(34,500)	(10,000)	(30,700)	8,100	(32,600)	(1,200)	(8,300)	(9,500)
Costa Rica	5,500	5,500	8,200	1,400	9,600	3,900	14,900	69,800	31,100	100,900
Total Net Adds	90,600	93,400	(10,300)	1,400	5,200	29,200	35,800	177,700	68,700	246,400

Q4 2021 Adjustments:
Costa Rica[1]	—	—	(10,000)	(9,700)	(3,800)	(100)	(13,600)	—	—	—
Net Adds	90,600	93,400	(20,300)	(8,300)	1,400	29,100	22,200	177,700	68,700	246,400
1.Costa Rica's non-organic adjustment relates to adjustment to LLA's subscriber counting policies.

ARPU per Customer Relationship
The following table provides ARPU per customer relationship for the indicated periods:

	Three months ended December 31,			FX-Neutral[1]
	2021	2020	% Change	% Change

Liberty Latin America[2]	$46.95	$48.94	(4.1%)	(0.4%)
C&W Caribbean & Networks	$48.13	$48.99	(1.8%)	(0.2%)
C&W Panama[2]	$38.97	$38.89	0.2%	0.2%
Liberty Puerto Rico	$75.90	$77.45	(2.0%)	(2.0%)
VTR[3]	$37.75	$41.97	(10.1%)	(2.2%)
Costa Rica[4]	$41.62	$44.10	(5.6%)	(1.0%)
Cable & Wireless Borrowing Group[2]	$46.36	$47.13	(1.6%)	(0.3%)
Mobile ARPU
The following table provides ARPU per mobile subscriber for the indicated periods:

	Three months ended December 31,			FX-Neutral[1]
	2021	2020	% Change	% Change

Liberty Latin America[5]	$14.03	$16.99	(17.4%)	(16.3%)
C&W Caribbean & Networks	$14.36	$15.20	(5.5%)	(3.9%)
C&W Panama	$7.75	$9.20	(15.8%)	(15.8%)
Liberty Puerto Rico	$46.72	$46.98	(0.6%)	(0.6%)
VTR[6]	$13.24	$15.65	(15.4%)	(8.2%)
Costa Rica[7]	$5.32	$—	N.M.	N.M.
Cable & Wireless Borrowing Group	$11.18	$12.41	(9.9%)	(8.8%)
N.M. – Not Meaningful.
1.The FX-Neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the current-period figures to reflect translation at the foreign currency rates used to translate the prior year amounts.
2.ARPU per customer relationship for the three months ended December 31, 2020 has been revised to exclude revenue and customer relationships associated with the DTH operations in Panama that were shut down in January 2021.
3.The ARPU per customer relationship amounts in Chilean pesos for the three months ended December 31, 2021 and 2020 are CLP 31,176 and CLP 31,883, respectively.
4.The ARPU per customer relationship amounts in Costa Rican colones for the three months ended December 31, 2021 and 2020 are CRC 26,495 and CRC 26,759, respectively.
5.The amount for the three months ended December 31, 2020 does not include the revenue and mobile subscribers of Telefónica Costa Rica as this business was acquired on August 9, 2021.
6.The mobile ARPU amounts in Chilean pesos for the three months ended December 31, 2021 and 2020 are CLP 10,928 and CLP 11,895, respectively.
7.The mobile ARPU amount in Costa Rican colones for the three months ended December 31, 2021 is CRC 3,388.

Forward-Looking Statements and Disclaimer
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our strategies, priorities and objectives, performance and guidance, growth expectations, and Adjusted Free Cash Flow expectations for 2022; expected new build and upgrade activity in 2022 and estimated P&E additions as a percent of revenue; our digital strategy, product innovation and commercial plans and projects; expectations on demand for connectivity in the region; our anticipated integration plans, synergies, opportunities and integration costs in Puerto Rico following the AT&T Acquisition and in Costa Rica following the acquisition of Telefónica's Costa Rica business; the timing and impact of the acquisition of América Móvil’s Panama operations and the formation of a joint venture with América Móvil in Chile; the strength of our balance sheet and tenor of our debt; our share repurchase program; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as hurricanes and other natural disasters, political or social events, and pandemics, such as COVID-19, the uncertainties surrounding such events and efforts to contain any pandemic, the ability and cost to restore networks in the markets impacted by hurricanes or generally to respond to any such events; the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings; our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers; the effects of changes in laws or regulation; general economic factors; our ability to obtain regulatory approval and satisfy conditions associated with acquisitions and dispositions, including the acquisition of América Móvil’s Panama operations and the formation of a joint venture with América Móvil in Chile; our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our video services and the costs associated with such programming; our ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies to access cash of their respective subsidiaries; the impact of our operating companies' future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers and vendors (including our third-party wireless network provider under our MVNO arrangement) to timely deliver quality products, equipment, software, services and access; our ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Form 10-K. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Latin America
Liberty Latin America is a leading communications company operating in over 20 countries across Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Más Móvil, BTC, and Cabletica. The communications and entertainment services that we offer to our residential and business customers in the region include digital video, broadband internet, telephony and mobile services. Our business products and services include enterprise-grade connectivity, data center, hosting and managed solutions, as well as information technology solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. In addition, Liberty Latin America operates a subsea and terrestrial fiber optic cable network that connects approximately 40 markets in the region.

Liberty Latin America has three separate classes of common shares, which are traded on the NASDAQ Global Select Market under the symbols “LILA” (Class A) and “LILAK” (Class C), and on the OTC link under the symbol “LILAB” (Class B).

For more information, please visit www.lla.com or contact:

Investor Relations    Corporate Communications
Kunal Patel    ir@lla.com     Claudia Restrepo    llacommunications@lla.com

Footnotes
1.Rebased growth rates are a non-GAAP measure. The indicated growth rates are rebased for the estimated impacts of (i) acquisitions, (ii) dispositions and (iii) FX. See Non-GAAP Reconciliations below.
2.Adjusted OIBDA is a non-GAAP measure. For the definition of Adjusted OIBDA and required reconciliations, see Non-GAAP Reconciliations below.
3.Adjusted Free Cash Flow (“Adjusted FCF”) is a non-GAAP measure. For the definition of Adjusted FCF and required reconciliations, see Non-GAAP Reconciliations below.
4.See Glossary for the definition of RGUs and mobile subscribers. Organic figures exclude RGUs and mobile subscribers of acquired entities at the date of acquisition and other nonorganic adjustments, but include the impact of changes in RGUs and mobile subscribers from the date of acquisition. All subscriber / RGU additions or losses refer to net organic changes, unless otherwise noted.
5.The FX-Neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the current-year figures to reflect translation at the foreign currency rates used to translate the prior year amounts.

Additional Information | Cable & Wireless Borrowing Group
The following tables reflect preliminary unaudited selected financial results, on a consolidated C&W basis, for the periods indicated, in accordance with U.S. GAAP.

	Three months ended
	December 31,		Change	Rebased change[1]
	2021	2020
	in millions, except % amounts
Residential revenue:
Residential fixed revenue:
Subscription revenue:
Video	$38.8	$41.8
Broadband internet	81.9	75.3
Fixed-line telephony	22.2	22.3
Total subscription revenue	142.9	139.4
Non-subscription revenue	13.0	12.7
Total residential fixed revenue	155.9	152.1	2%	4%
Residential mobile revenue:
Service revenue	115.9	116.1
Interconnect, equipment sales and other	28.2	20.8
Total residential mobile revenue	144.1	136.9	5%	6%
Total residential revenue	300.0	289.0	4%	5%
B2B revenue:
Service revenue	250.1	204.6
Subsea network revenue	69.5	63.4
Total B2B revenue	319.6	268.0	19%	21%
Total	$619.6	$557.0	11%	13%

Operating income (loss)	$(526.9)	$40.6	N.M.

Adjusted OIBDA	$258.8	$233.6	11%	12%

Operating income (loss) as a percentage of revenue	(85.0)%	7.3%

Adjusted OIBDA as a percentage of revenue	41.8%	41.9%

Proportionate Adjusted OIBDA	$215.6	$198.3

	Year ended
	December 31,		Change	Rebased change[1]
	2021	2020
	in millions, except % amounts
Residential revenue:
Residential fixed revenue:
Subscription revenue:
Video	$158.0	$170.2
Broadband internet	318.1	289.0
Fixed-line telephony	85.2	93.4
Total subscription revenue	561.3	552.6
Non-subscription revenue	52.9	54.0
Total residential fixed revenue	614.2	606.6	1%	3%
Residential mobile revenue:
Service revenue	456.1	454.2
Interconnect, equipment sales and other	99.6	85.4
Total residential mobile revenue	555.7	539.6	3%	4%
Total residential revenue	1,169.9	1,146.2	2%	3%
B2B revenue:
Service revenue	862.1	799.5
Subsea network revenue	258.2	254.1
Total B2B revenue	1,120.3	1,053.6	6%	7%
Total	$2,290.2	$2,199.8	4%	5%

Operating income (loss)	$(340.0)	$(97.3)	N.M.

Adjusted OIBDA	$947.3	$890.4	6%	7%

Operating income (loss) as a percentage of revenue	(14.8)%	(4.4)%

Adjusted OIBDA as a percentage of revenue	41.4%	40.5%

Proportionate Adjusted OIBDA	$801.6	$766.8

N.M. – Not Meaningful.

1.    Indicated growth rates are rebased for the estimated impacts of an acquisition, the shut down of our DTH operations in Panama and FX.

The following table details the U.S. dollar equivalent of the nominal amount outstanding of C&W's third-party debt, finance lease obligations and cash and cash equivalents:

		December 31,	September 30,
	Facility Amount	2021	2021
	in millions
Credit Facilities:
Revolving Credit Facility due 2023 (LIBOR + 3.25%)	$50.0	$—	$—
Revolving Credit Facility due 2027 (LIBOR + 3.25%)	$580.0	—	—
Term Loan Facility B-5 due 2028 (LIBOR + 2.25%)	$1,510.0	1,510.0	1,510.0
Term Loan Facility B-6 due 2029 (LIBOR + 3.00%)	$590.0	590.0	—
Total Senior Secured Credit Facilities		2,100.0	1,510.0
Notes:
Senior Secured Notes:
5.75% USD Senior Secured Notes due 2027	$495.0	495.0	550.0
Senior Notes:
7.5% USD Senior Notes due 2026	$500.0	—	500.0
6.875% USD Senior Notes due 2027	$1,220.0	1,220.0	1,220.0
Total Notes		1,715.0	2,270.0
Other Regional Debt		351.3	343.4
Vendor financing		98.4	80.5
Finance lease obligations		0.1	0.4
Total third-party debt and finance lease obligations		4,264.8	4,204.3
Less: premiums, discounts and deferred financing costs, net		(31.8)	(27.3)
Total carrying amount of third-party debt and finance lease obligations		4,233.0	4,177.0
Less: cash and cash equivalents		(562.9)	(548.1)
Net carrying amount of third-party debt and finance lease obligations		$3,670.1	$3,628.9
•In October 2021, we entered into a new $590 million term loan facility with an interest rate of LIBOR plus 3.0%, due in 2029 (the C&W Term Loan B-6 Facility). The net proceeds from the C&W Term Loan B-6 Facility were primarily used to (i) redeem in full, $500 million of aggregate principal amount under the 2026 C&W Senior Notes at a redemption price of 103.75% and (ii) redeem $55 million of aggregate principal amount under the 2027 C&W Senior Secured Notes at a redemption price of 103%.
•At December 31, 2021, our third-party total and proportionate net debt was $3.7 billion and $3.5 billion, respectively, our Fully-swapped Borrowing Cost was 5.1%, and the average tenor of our debt obligations (excluding vendor financing) was approximately 5.9 years.
•Our portion of Adjusted OIBDA, after deducting the noncontrolling interests' share, (“Proportionate Adjusted OIBDA”) was $216 million for Q4 2021 and $802 million for FY 2021.
•Based on Q4 results, our Proportionate Net Leverage Ratio was 4.2x, calculated in accordance with C&W's Credit Agreement. At December 31, 2021, we had maximum undrawn commitments of $779 million, including $149 million under our regional facilities. At December 31, 2021, the full amount of unused borrowing capacity under our credit facilities (including regional facilities) was available to be borrowed, both before and after completion of the December 31, 2021 compliance reporting requirements.

Liberty Puerto Rico (LPR) Borrowing Group
The following table details the nominal amount outstanding of Liberty Puerto Rico's debt, finance lease obligations and cash and cash equivalents:

		December 31,	September 30,
	Facility amount	2021	2021
	in millions

Credit Facilities:
Revolving Credit Facility due 2027 (LIBOR + 3.50%)	$172.5	$—	$—
Term Loan Facility due 2028 (LIBOR + 3.75%)	$620.0	620.0	500.0
Total Senior Secured Credit Facilities		620.0	500.0
Notes:
6.75% Senior Secured Notes due 2027	$1,161.0	1,161.0	1,290.0
5.125% Senior Secured Notes due 2029	$820.0	820.0	820.0
Total Notes		1,981.0	2,110.0
Finance lease obligations		6.5	10.8
Total debt and finance lease obligations		2,607.5	2,620.8
Less: discounts and deferred financing costs		(34.8)	(38.3)
Total carrying amount of debt		2,572.7	2,582.5
Less: cash and cash equivalents		(157.7)	(163.3)
Net carrying amount of debt		$2,415.0	$2,419.2

•In December 2021, we borrowed an additional $120 million under the existing term loan facility due in 2028 (the 2028 LPR Term Loan B-2). The net proceeds, together with cash on hand, were used to redeem $129 million of aggregate principal amount under the 2027 LPR Senior Secured Notes at a redemption price of 103%.
•At December 31, 2021, our Fully-swapped Borrowing Cost was 6.0% and the average tenor of debt was approximately 6.6 years.
•Based on our results for Q4 2021, and subject to the completion of the corresponding compliance reporting requirements, our Consolidated Net Leverage Ratio was 4.1x, calculated in accordance with LPR’s Group Credit Agreement.
•At December 31, 2021, we had maximum undrawn commitments of $173 million. At December 31, 2021, the full amount of unused borrowing capacity under our revolving credit facility was available to be borrowed, both before and after completion of the December 31, 2021 compliance reporting requirements.

VTR Borrowing Group
The following table details the borrowing currency and Chilean peso equivalent of the nominal amount outstanding of VTR's debt and cash and cash equivalents:

	December 31,		September 30,
	2021		2021
	Borrowing currency in millions	CLP equivalent in billions

Credit Facilities:
Revolving Credit Facility A due 2026 (TAB[1]+3.35%)	CLP 45,000	—	—
Revolving Credit Facility B due 2026 (LIBOR + 2.75%)	$200.0	—	—
Total Senior Secured Credit Facilities		—	—
Notes:
Senior Secured Notes:
5.125% USD Senior Secured Notes due 2028	$480.0	409.0	388.9
4.375% USD Senior Secured Notes due 2029	$410.0	349.3	332.2
Senior Notes:
6.375% USD Senior Notes due 2028	$550.0	468.6	445.7
Total Notes		1,226.9	1,166.8
Vendor Financing		70.0	70.0
Total debt		1,296.9	1,236.8
Less: deferred financing costs		(19.7)	(19.7)
Total carrying amount of debt		1,277.2	1,217.1
Less: cash and cash equivalents		(120.8)	(142.1)
Net carrying amount of debt		1,156.4	1,075.0

Exchange rate (CLP to $)		852.0	810.3
1.     Tasa Activa Bancaria rate.

•At December 31, 2021, our Fully-swapped Borrowing Cost was 7.1% and the average tenor of debt (excluding vendor financing) was approximately 6.6 years.
•Based on our results for Q4 2021, and subject to the completion of the corresponding compliance reporting requirements, our Consolidated Net Leverage ratio was 5.6x, calculated in accordance with the indenture governing the 6.375% USD Senior Notes due 2028.
•At December 31, 2021, we had maximum undrawn commitments of $200 million (CLP 170 billion) and CLP 45 billion. At December 31, 2021, the full amount of unused borrowing capacity under our credit facilities was available to be borrowed, both before and after completion of the December 31, 2021 compliance reporting requirements.

Costa Rica Borrowing Group
The following table details the borrowing currency and Costa Rican colón equivalent of the nominal amount outstanding of Costa Rica's third-party debt and cash and cash equivalents:

	December 31,			September 30,
	2021			2021
	Borrowing currency in millions		CRC equivalent in billions

Term Loan B-1 Facility due 2024[1] (LIBOR + 5.50%)		$276.7	177.7	173.6
Term Loan B-2 Facility due 2024[1] (TBP[2] + 6.75%)	CRC	79,635.2	79.6	79.6
Revolving Credit Facility due 2024 (LIBOR + 4.25%)		$15.0	5.1	5.0
Debt before discounts and deferred financing costs			262.4	258.2
Less: deferred financing costs			(5.5)	(5.5)
Total carrying amount of debt			256.9	252.7
Less: cash and cash equivalents			(15.6)	(22.8)
Net carrying amount of debt			241.3	229.9

Exchange rate (CRC to $)			642.2	627.2
1.    Under the terms of the credit agreement, Costa Rica is obligated to repay 50% of the outstanding aggregate principal amounts of the Cabletica Term Loan B-1 Facility and the Cabletica Term Loan B-2 Facility on February 1, 2024, with the remaining respective principal amounts due on August 1, 2024, which represents the ultimate maturity date of the facilities.
2.    Tasa Básica Pasiva rate.

Subscriber Table

	Consolidated Operating Data — December 31, 2021
	Homes Passed	Two-way Homes Passed	Fixed-line Customer Relationships	Video RGUs	Internet RGUs	Telephony RGUs	Total RGUs	Prepaid	Postpaid	Total Mobile Subscribers

C&W Caribbean & Networks:
Jamaica	646,400	646,400	330,200	138,800	300,200	294,400	733,400	1,072,200	39,300	1,111,500
The Bahamas	120,900	120,900	38,900	9,400	30,000	33,000	72,400	143,100	33,300	176,400
Trinidad and Tobago	337,600	337,600	159,600	104,500	143,300	87,200	335,000	—	—	—
Barbados	140,400	140,400	83,700	36,600	73,000	71,300	180,900	88,400	34,000	122,400
Other	336,000	316,200	221,300	74,700	183,200	116,200	374,100	346,800	64,300	411,100
Total C&W Caribbean & Networks	1,581,300	1,561,500	833,700	364,000	729,700	602,100	1,695,800	1,650,500	170,900	1,821,400
C&W Panama	774,300	774,300	200,200	108,200	179,400	179,500	467,100	1,550,900	161,300	1,712,200
Total C&W	2,355,600	2,335,800	1,033,900	472,200	909,100	781,600	2,162,900	3,201,400	332,200	3,533,600
Liberty Puerto Rico [1]	1,160,200	1,160,200	520,500	245,700	478,900	252,500	977,100	199,900	822,500	1,022,400
VTR	4,175,900	3,809,300	1,388,800	1,060,500	1,218,900	544,900	2,824,300	8,200	243,000	251,200
Costa Rica [2]	663,100	657,200	283,200	200,800	243,300	32,600	476,700	2,031,200	701,900	2,733,100
Total	8,354,800	7,962,500	3,226,400	1,979,200	2,850,200	1,611,600	6,441,000	5,440,700	2,099,600	7,540,300

1.As of December 31, 2021, postpaid mobile subscribers include 139,700 Corporate Responsible Users (CRU). A CRU represents an individual receiving mobile services through an organization that has entered into a contract for mobile services with us and where the organization is responsible for the payment of the CRU’s mobile services.

2.Our homes passed in Costa Rica include 55,000 homes on a third-party network that provides us long-term access. Subscriber information related to the Telefónica Costa Rica Acquisition is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.

Glossary
Adjusted OIBDA Margin – Calculated by dividing Adjusted OIBDA by total revenue for the applicable period.
ARPU – Average revenue per unit refers to the average monthly subscription revenue (subscription revenue excludes interconnect, mobile handset sales and late fees) per average customer relationship or mobile subscriber, as applicable. ARPU per average customer relationship is calculated by dividing the average monthly subscription revenue from residential fixed and SOHO fixed services by the average of the opening and closing balances for customer relationships for the indicated period. ARPU per average mobile subscriber is calculated by dividing the average monthly mobile service revenue by the average of the opening and closing balances for mobile subscribers for the indicated period. Unless otherwise indicated, ARPU per customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per average RGU is calculated by dividing the average monthly subscription revenue from the applicable residential fixed service by the average of the opening and closing balances of the applicable RGUs for the indicated period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average customer relationship or mobile subscriber, as applicable. Customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized.
Consolidated Debt and Finance Lease Obligations to Operating Income Ratio – Defined as total principal amount of debt and finance lease obligations outstanding to annualized operating income from the most recent two consecutive fiscal quarters.
Consolidated Net Debt and Finance Lease Obligations to Operating Income Ratio – Defined as total principal amount of debt and finance lease obligations outstanding less cash and cash equivalents to annualized operating income from the most recent two consecutive fiscal quarters.
Consolidated Net Leverage Ratio (VTR) – Defined in accordance with VTR's indenture for its senior notes, taking into account the ratio of its outstanding indebtedness (including the impact of its cross-currency swaps) less its cash and cash equivalents to its annualized EBITDA from the most recent two consecutive fiscal quarters.
Consolidated Net Leverage Ratio (LPR) – Defined in accordance with LPR's Group Credit Agreement, taking into account the ratio of its outstanding indebtedness less its cash and cash equivalents to its annualized EBITDA from the most recent two consecutive fiscal quarters.
Customer Relationships – The number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit ("EBU") adjustments, we reflect corresponding adjustments to our customer relationship counts. For further information regarding our EBU calculation, see Additional General Notes below. Customer relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two customer relationships. We exclude mobile-only customers from customer relationships.
Fully-swapped Borrowing Cost – Represents the weighted average interest rate on our debt (excluding finance leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts, which includes a discount on the convertible notes issued by Liberty Latin America associated with a conversion option feature, and commitment fees, but excluding the impact of financing costs.
Homes Passed – Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant. Certain of our homes passed counts are based on census data that can change based on either revisions to the data or from new census results.
Internet (Broadband) RGU – A home, residential multiple dwelling unit or commercial unit that receives internet services over our network.

Leverage – Our gross and net leverage ratios, each a non-GAAP measure, are defined as total debt (total principal amount of debt and finance lease obligations outstanding, net of projected derivative principal-related cash payments (receipts)) and net debt to annualized Adjusted OIBDA of the latest two quarters. Net debt is defined as total debt (including the convertible notes) less cash and cash equivalents. For purposes of these calculations, debt is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements.
Mobile Subscribers – Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.
NPS – Net promoter score.
Property and Equipment Addition Categories
•Customer Premises Equipment: Includes capitalizable equipment and labor, materials and other costs directly associated with the installation of such CPE;
•New Build & Upgrade: Includes capitalizable costs of network equipment, materials, labor and other costs directly associated with entering a new service area and upgrading our existing network;
•Capacity: Includes capitalizable costs for network capacity required for growth and services expansions from both existing and new customers. This category covers Core and Access parts of the network and includes, for example, fiber node splits, upstream/downstream spectrum upgrades and optical equipment additions in our international backbone connections;
•Baseline: Includes capitalizable costs of equipment, materials, labor and other costs directly associated with maintaining and supporting the business. Relates to areas such as network improvement, property and facilities, technical sites, information technology systems and fleet; and
•Product & Enablers: Discretionary capitalizable costs that include investments (i) required to support, maintain, launch or innovate in new customer products, and (ii) in infrastructure, which drive operational efficiency over the long term.
Proportionate Net Leverage Ratio (C&W) – Calculated in accordance with C&W's Credit Agreement, taking into account the ratio of outstanding indebtedness (subject to certain exclusions) less cash and cash equivalents to EBITDA (subject to certain adjustments) for the last two quarters annualized, with both indebtedness and EBITDA reduced proportionately to remove any noncontrolling interests' share of the C&W group.
Revenue Generating Unit (RGU) – RGU is separately a video RGU, internet RGU or telephony RGU. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in Chile subscribed to our video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. RGUs are generally counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled video, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as RGUs during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.
SOHO – Small office/home office customers.

Telephony RGU – A home, residential multiple dwelling unit or commercial unit that receives voice services over our network. Telephony RGUs exclude mobile subscribers.
Two-way Homes Passed – Homes passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.
U.S. GAAP – Generally accepted accounting principles in the United States.
Video RGU – A home, residential multiple dwelling unit or commercial unit that receives our video service over our network primarily via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Video RGUs that are not counted on an EBU basis are generally counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one RGU.
Additional General Notes
Most of our operations provide telephony, broadband internet, mobile data, video or other B2B services. Certain of our B2B service revenue is derived from SOHO customers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHO customers, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs and SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO customers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.
Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels, and hospitals, in Chile and Puerto Rico. Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates.
While we take appropriate steps to ensure that subscriber and homes passed statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber and homes passed counting process. We periodically review our subscriber and homes passed counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber and homes passed statistics based on those reviews.

.
Non-GAAP Reconciliations
We include certain financial measures in this press release that are considered non-GAAP measures, including (i) Adjusted OIBDA, Adjusted OIBDA Margin and Adjusted OIBDA less P&E Additions, (ii) Adjusted Free Cash Flow, (iii) rebased revenue and rebased Adjusted OIBDA growth rates, and (iv) consolidated leverage ratios. The following sections set forth reconciliations of the nearest GAAP measure to our non-GAAP measures as well as information on how and why management of the Company believes such information is useful to an investor
Adjusted OIBDA and Adjusted OIBDA less P&E Additions
Adjusted OIBDA and Adjusted OIBDA less P&E Additions, each a non-GAAP measure, are the primary measures used by our chief operating decision maker to evaluate segment operating performance. Adjusted OIBDA and Adjusted OIBDA less P&E Additions are also key factors that are used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of incentive compensation plans. As we use the term, Adjusted OIBDA is defined as operating income or loss before share-based compensation, depreciation and amortization, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted OIBDA and Adjusted OIBDA less P&E Additions are meaningful measures because they represent a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. We believe our Adjusted OIBDA and Adjusted OIBDA less P&E Additions measures are useful to investors because they are one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measures may not be directly comparable to similar measures used by other public companies. Adjusted OIBDA and Adjusted OIBDA less P&E Additions should be viewed as measures of operating performance that are a supplement to, and not a substitute for, operating income or loss, net earnings or loss and other U.S. GAAP measures of income. A reconciliation of our operating income or loss to total Adjusted OIBDA and Adjusted OIBDA less P&E Additions are presented in the following table:

	Three months ended		Year ended
	December 31,		December 31,
	2021	2020	2021	2020
	in millions

Operating income (loss)	$(411.8)	$99.5	$81.2	$93.2
Share-based compensation expense	29.2	22.2	118.1	97.5
Depreciation and amortization	228.5	257.0	964.7	918.7
Impairment, restructuring and other operating items, net	623.7	49.3	665.0	375.3
Adjusted OIBDA	469.6	428.0	1,829.0	1,484.7
Less: Property and equipment additions	256.9	188.0	855.9	631.1
Adjusted OIBDA less P&E additions	$212.7	$240.0	$973.1	$853.6

Operating income (loss) margin[1]	(32.2)%	9.1%	1.7%	2.5%

Adjusted OIBDA margin[2]	36.7%	39.0%	38.1%	39.4%
1.Calculated by dividing operating income or loss by total revenue for the applicable period.
2.Calculated by dividing Adjusted OIBDA by total revenue for the applicable period.

.

Adjusted Free Cash Flow Definition and Reconciliation
We define Adjusted Free Cash Flow (Adjusted FCF), a non-GAAP measure, as net cash provided by our operating activities, plus (i) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, (ii) expenses financed by an intermediary, (iii) insurance recoveries related to damaged and destroyed property and equipment, and (iv) certain net interest payments (receipts) incurred or received, including associated derivative instrument payments and receipts, in advance of a significant acquisition, less (a) capital expenditures, (b) distributions to noncontrolling interest owners, (c) principal payments on amounts financed by vendors and intermediaries and (d) principal payments on finance leases. We believe that our presentation of Adjusted FCF provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. Adjusted FCF should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view Adjusted FCF as a supplement to, and not a substitute for, U.S. GAAP measures of liquidity included in our consolidated statements of cash flows.
The following table provides the reconciliation of our net cash provided by operating activities to Adjusted FCF for the indicated period:

	Three months ended		Year ended
	December 31,		December 31,
	2021	2020	2021	2020
	in millions

Net cash provided by operating activities	$298.4	$149.1	$1,016.2	$640.1
Cash payments for direct acquisition and disposition costs	12.3	28.1	34.4	49.8
Expenses financed by an intermediary[1]	28.1	30.0	110.0	108.1
Capital expenditures	(191.6)	(147.5)	(736.3)	(565.8)
Distributions to noncontrolling interest owners	(46.3)	(16.5)	(47.6)	(18.8)
Principal payments on amounts financed by vendors and intermediaries	(47.0)	(74.6)	(184.0)	(218.0)
Pre-acquisition interest payments, net[2]	—	47.4	11.2	81.5
Principal payments on finance leases	(2.6)	(0.5)	(4.1)	(2.2)
Credit for services in AT&T Acquisition[3]	—	73.3	—	73.3
Adjusted FCF	$51.3	$88.8	$199.8	$148.0
1.For purposes of our consolidated statements of cash flows, expenses, including value-added taxes, financed by an intermediary are treated as an operating cash outflows and financing cash inflows when the expenses are incurred. When we pay the financing intermediary, we record financing cash outflows in our consolidated statements of cash flows. For purposes of our Adjusted FCF definition, we add back the operating cash outflows when these financed expenses are incurred and deduct the financing cash outflows when we pay the financing intermediary.
2.The amount for the 2021 period relates to (i) the Cabletica Term Loan B-1 Facility and Cabletica Term Loan B-2 Facility that were entered into in advance of the Telefónica Costa Rica Acquisition, and (ii) the portion of interest paid in April 2021 that relates to pre-acquisition debt for the AT&T Acquisition. The amount for the 2020 period represents interest paid on pre-acquisition debt related to the AT&T Acquisition, net of interest received on cash held in escrow in advance of the closing of the AT&T Acquisition.
3.In connection with the Acquisition Agreement, AT&T agreed to give us a $75 million credit against certain roaming services that AT&T provides to the AT&T Acquired Entities for a seven-year period following the closing of the AT&T Acquisition. If the credits are not used for roaming services in that time period, any remaining credit may be used to acquire certain other services from AT&T thereafter. For accounting purposes, we have bifurcated the discounted value of these services from the stated purchase consideration for the AT&T Acquisition. The discounted value associated with this asset is reflected as an outflow in our net cash provided by operating activities in our 2020 consolidated statement of cash flows, and is therefore not accounted for as an investing activity related to the AT&T Acquisition. However, as this credit was negotiated as part of the overall Acquisition Agreement, we have added this item back to arrive at adjusted free cash flow.

.
Rebase Information
Rebase growth rates are a non-GAAP measure. For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the current year, we have adjusted our historical revenue and Adjusted OIBDA to include or exclude the pre-acquisition amounts of acquired or disposed business, as applicable, to the same extent they are included or excluded from the current year. The businesses that were acquired or disposed of during the current year are as follows:
i.Telefónica Costa Rica, which was acquired on August 9, 2021;
ii.the AT&T Acquired Entities, which were acquired on October 31, 2020;
iii.a small B2B operation in the Cayman Islands that was acquired during 2020;
iv.certain B2B operations in Puerto Rico that were disposed of in January 2021 in connection with the AT&T Acquisition; and
v.our DTH operations in Panama, which were shut down in January 2021.
In addition, we reflect the translation of our rebased amounts for the current year at the applicable average foreign currency exchange rates that were used to translate our results for the prior year.

We have reflected the revenue and Adjusted OIBDA of acquired entities in our prior year rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between U.S. GAAP and local generally accepted accounting principles, (b) any significant effects of acquisition accounting adjustments, (c) any significant differences between our accounting policies and those of the acquired entities and (d) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired entities during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present their revenue and Adjusted OIBDA on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. In addition, the rebased growth percentages are not necessarily indicative of the revenue and Adjusted OIBDA that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and Adjusted OIBDA that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis and should be viewed as measures of operating performance that are a supplement to, and not a substitute for, U.S. GAAP reported growth rates.

The following tables provide the aforementioned adjustments made to the revenue and Adjusted OIBDA amounts for the periods indicated, to derive our rebased growth rates. Due to rounding, certain rebased growth rate percentages may not recalculate.

In the tables set forth below:
•reported percentage changes are calculated as current period measure, as applicable, less prior-period measure divided by prior-period measure; and
•rebased percentage changes are calculated as current period measure, as applicable, less rebased prior-period measure divided by rebased prior-period measure.

.
The following tables set forth the reconciliations from reported revenue to rebased revenue and related change calculations.

	Three months ended December 31, 2020
	C&W Caribbean & Networks	C&W Panama	Liberty Puerto Rico	VTR	Costa Rica	Corporate	Intersegment eliminations	Total
	In millions

Revenue – Reported	$428.2	$130.8	$296.0	$207.7	$36.6	$2.7	$(4.8)	$1,097.2
Rebase adjustments:
Acquisitions	—	—	79.2	—	65.4	—	—	144.6
Disposals	—	(0.6)	(4.9)	—	—	—	—	(5.5)
Foreign currency	(6.6)	—	—	(16.6)	(4.8)	—	—	(28.0)
Revenue – Rebased	$421.6	$130.2	$370.3	$191.1	$97.2	$2.7	$(4.8)	$1,208.3

Reported percentage change	6%	29%	27%	(16)%	192%	100%	N.M.	17%

Rebased percentage change	7%	30%	2%	(8)%	10%	100%	N.M.	6%

	Year ended December 31, 2020
	C&W Caribbean & Networks	C&W Panama	Liberty Puerto Rico	VTR	Costa Rica	Corporate	Intersegment eliminations	Total
	In millions

Revenue – Reported	$1,706.8	$500.2	$624.1	$809.0	$140.0	$2.7	$(18.2)	$3,764.6
Rebase adjustments:
Acquisitions	3.3	—	755.9	—	103.0	—	—	862.2
Disposals	—	(2.5)	(18.8)	—	—	—	—	(21.3)
Foreign currency	(22.8)	—	—	36.5	(13.1)	—	—	0.6
Revenue – Rebased	$1,687.3	$497.7	$1,361.2	$845.5	$229.9	$2.7	$(18.2)	$4,606.1

Reported percentage change	3%	9%	133%	(3)%	83%	700%	N.M.	27%

Rebased percentage change	4%	10%	7%	(7)%	11%	700%	N.M.	4%
N.M. – Not Meaningful.

.
The following tables set forth the reconciliations from reported Adjusted OIBDA to rebased Adjusted OIBDA and related change calculations.

	Three months ended December 31, 2020
	C&W Caribbean & Networks	C&W Panama	Liberty Puerto Rico	VTR	Costa Rica	Corporate	Total
	In millions

Adjusted OIBDA – Reported	$182.2	$51.4	$115.9	$74.7	$14.6	$(10.8)	$428.0
Rebase adjustments:
Acquisitions[1]	—	—	27.2	—	16.2	—	43.4
Disposals	—	(0.9)	(3.1)	—	—	—	(4.0)
Foreign currency	(2.2)	—	—	(5.9)	(1.5)	—	(9.6)
Adjusted OIBDA – Rebased	$180.0	$50.5	$140.0	$68.8	$29.3	$(10.8)	$457.8

Reported percentage change	8%	22%	22%	(26)%	101%	(41)%	10%

Rebased percentage change	9%	24%	1%	(20)%	1%	(41)%	3%

	Year ended December 31, 2020
	C&W Caribbean & Networks	C&W Panama	Liberty Puerto Rico	VTR	Costa Rica	Corporate	Total
	In millions

Adjusted OIBDA – Reported	$713.2	$177.2	$276.9	$307.0	$54.9	$(44.5)	$1,484.7
Rebase adjustments:
Acquisitions[1]	1.0	—	264.5	—	24.7	—	290.2
Disposals	—	(1.2)	(11.6)	—	—	—	(12.8)
Foreign currency	(8.2)	—	—	14.2	(4.4)	—	1.6
Adjusted OIBDA – Rebased	$706.0	$176.0	$529.8	$321.2	$75.2	$(44.5)	$1,763.7

Reported percentage change	5%	13%	115%	(15)%	46%	(19)%	23%

Rebased percentage change	6%	14%	12%	(19)%	7%	(19)%	4%
1.The acquisition-related adjustment for Liberty Puerto Rico with respect to the AT&T Acquired Entities includes $2 million and $19 million, respectively, of estimated standalone costs that are not covered by the transitional services agreement with AT&T. These costs represent activities that AT&T had performed on behalf of the AT&T Acquired Entities during the pre-acquisition periods. Costs associated with these activities are being directly incurred by us in post-acquisition periods and include insurance coverage, certain commissions costs, group audit and control activities and various other support activities, including for legal, human resources, customer service, supply chain and finance.

.
The following tables set forth the reconciliations from reported revenue by product for our C&W Caribbean and Networks segment to rebased revenue by product and related change calculations.

	Three months ended December 31, 2020
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	In millions

Revenue by product – Reported	$127.4	$87.2	$214.6	$213.6	$428.2
Rebase adjustments:
Foreign currency	(1.7)	(1.6)	(3.3)	(3.3)	(6.6)
Revenue by product – Rebased	$125.7	$85.6	$211.3	$210.3	$421.6

Reported percentage change	2%	8%	5%	7%	6%

Rebased percentage change	4%	10%	6%	8%	7%

	Year ended December 31, 2020
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	In millions

Revenue by product – Reported	$509.2	$338.5	$847.7	$859.1	$1,706.8
Rebase adjustments:
Acquisition	—	—	—	3.3	3.3
Foreign currency	(7.3)	(5.8)	(13.1)	(9.7)	(22.8)
Revenue by product – Rebased	$501.9	$332.7	$834.6	$852.7	$1,687.3

Reported percentage change	1%	5%	3%	2%	3%

Rebased percentage change	3%	7%	5%	3%	4%

.
The following tables set forth the reconciliations from reported revenue by product for our C&W Panama segment to rebased revenue by product and related change calculations.

	Three months ended December 31, 2020
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	In millions

Revenue by product – Reported	$24.7	$49.7	$74.4	$56.4	$130.8
Rebase adjustment – Disposal	(0.6)	—	(0.6)	—	(0.6)
Revenue by product – Rebased	$24.1	$49.7	$73.8	$56.4	$130.2

Reported percentage change	3%	—%	1%	65%	29%

Rebased percentage change	7%	—%	1%	65%	30%

	Year ended December 31, 2020
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	In millions

Revenue by product – Reported	$97.4	$201.1	$298.5	$201.7	$500.2
Rebase adjustment – Disposal	(2.5)	—	(2.5)	—	(2.5)
Revenue by product – Rebased	$94.9	$201.1	$296.0	$201.7	$497.7

Reported percentage change	—%	—%	—%	24%	9%

Rebased percentage change	3%	—%	1%	24%	10%

.
The following tables set forth the reconciliations from reported revenue by product for our C&W borrowing group to rebased revenue by product and related change calculations.

	Three months ended December 31, 2020
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	In millions

Revenue by product – Reported	$152.1	$136.9	$289.0	$268.0	$557.0
Rebase adjustments:
Disposal	(0.6)	—	(0.6)	—	(0.6)
Foreign currency	(1.9)	(1.6)	(3.5)	(3.1)	(6.6)
Revenue by product – Rebased	$149.6	$135.3	$284.9	$264.9	$549.8

Reported percentage change	2%	5%	4%	19%	11%

Rebased percentage change	4%	6%	5%	21%	13%

	Year ended December 31, 2020
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	In millions

Revenue by product – Reported	$606.6	$539.6	$1,146.2	$1,053.6	$2,199.8
Rebase adjustments:
Acquisition	—	—	—	3.3	3.3
Disposal	(2.5)	—	(2.5)	—	(2.5)
Foreign currency	(7.5)	(5.8)	(13.3)	(9.5)	(22.8)
Revenue by product – Rebased	$596.6	$533.8	$1,130.4	$1,047.4	$2,177.8

Reported percentage change	1%	3%	2%	6%	4%

Rebased percentage change	3%	4%	3%	7%	5%

.
The following table sets forth the reconciliation from Adjusted OIBDA for our C&W borrowing group to rebased Adjusted OIBDA and related change calculations.

	Three months ended December 31, 2020	Year ended December 31, 2020
	In millions

Adjusted OIBDA – Reported	$233.6	$890.4
Rebase adjustments:
Acquisition	—	1.0
Disposal	(0.9)	(1.2)
Foreign currency	(2.2)	(8.2)
Adjusted OIBDA – Rebased	$230.5	$882.0

Reported percentage change	11%	6%

Rebased percentage change	12%	7%

.
Non-GAAP Reconciliation for Consolidated Leverage Ratios
We have set forth below our consolidated leverage and net leverage ratios, which include VTR. Our consolidated leverage and net leverage ratios, each a non-GAAP measure, are defined as (i) adjusted total debt and finance lease obligations (total carrying value of debt and finance lease obligations plus discounts, premiums and deferred finance costs, less projected derivative principal-related cash receipts) less cash and cash equivalents divided by (ii) last two quarters annualized Adjusted OIBDA as of December 31, 2021. For purposes of these calculations, adjusted total debt and finance lease obligations is measured using swapped foreign currency rates. We believe our consolidated leverage and net leverage ratios are useful because they allow our investors to consider the aggregate leverage on the business inclusive of any leverage at the Liberty Latin America level, not just at each of our operations. Investors should view consolidated leverage and net leverage as supplements to, and not substitutes for, the ratios calculated based upon measures presented in accordance with U.S. GAAP. Reconciliations of the numerator and denominator used to calculate the consolidated leverage and net leverage ratios as of December 31, 2021 and September 30, 2021 are set forth below:

	December 31, 2021		September 30, 2021
	in millions, except leverage ratios

Total debt and finance lease obligations	$9,064.9		$9,020.7
Discounts, premiums and deferred financing costs, net	143.2		147.4
Projected derivative principal-related cash payments[1]	(104.2)		(31.0)
Adjusted total debt and finance lease obligations[2]	9,103.9		9,137.1
Less:
Cash and cash equivalents	1,066.4		1,071.0
Net debt and finance lease obligations[2]	$8,037.5		$8,066.1

Operating income[3]:
Operating income for the three months ended June 30, 2021	N/A		$173.0
Operating income for the three months ended September 30, 2021	$139.0		139.0
Operating loss for the three months ended December 31, 2021	(411.8)		N/A
Operating income (loss) – last two quarters	(272.8)		312.0
Annualized operating income (loss) – last two quarters annualized	$(545.6)		$624.0
Adjusted OIBDA[4]:
Adjusted OIBDA for the three months ended June 30, 2021	N/A		$464.0
Adjusted OIBDA for the three months ended September 30, 2021	$446.1		446.1
Adjusted OIBDA for the three months ended December 31, 2021	469.6		N/A
Adjusted OIBDA – last two quarters	$915.7		$910.1
Annualized Adjusted OIBDA – last two quarters annualized	$1,831.4		$1,820.2

Consolidated debt and finance lease obligations to operating income ratio	(16.6)	x	14.5	x
Consolidated net debt and finance lease obligations to operating income ratio	(14.7)	x	12.7	x
Consolidated leverage ratio	5.0	x	5.0	x
Consolidated net leverage ratio	4.4	x	4.4	x
N/A – Not Applicable.
1.Amounts represent the U.S. dollar equivalents and are based on interest rates and exchange rates that were in effect as of December 31, 2021 and September 30, 2021, respectively.
2.The adjusted total debt and finance lease obligations and net debt and finance lease obligations balances include VTR balances. The VTR balances included in the table above are as follows:

.

	December 31, 2021	September 30, 2021
	in millions

Total debt and finance lease obligations	$1,499.0	$1,502.0
Discounts, premiums and deferred financing costs, net	23.2	24.2
Projected derivative principal-related cash payments[2]	(95.7)	(26.4)
Adjusted total debt and finance lease obligations	1,426.5	1,499.8
Less:
Cash and cash equivalents	109.7	154.0
Net debt and finance lease obligations	$1,316.8	$1,345.8
3.Operating income or loss is the closest U.S. GAAP measure to Adjusted OIBDA, as discussed in Adjusted OIBDA and Adjusted OIBDA less P&E Additions above. Accordingly, we have presented consolidated debt and finance lease obligations to operating income (loss) and consolidated net debt and finance lease obligations to operating income (loss) as the most directly comparable financial ratios to our non-GAAP consolidated leverage and consolidated net leverage ratios.
4.Adjusted OIBDA is a non-GAAP measure. See Adjusted OIBDA and Adjusted OIBDA less P&E Additions above for reconciliation of Adjusted OIBDA to the nearest U.S. GAAP measure for the three months ended December 31, 2021. A reconciliation of our operating income to Adjusted OIBDA for the three months ended June 30, 2021 and September 30, 2021 is presented in the following table:

	Three months ended June 30, 2021	Three months ended September 30, 2021
	in millions

Operating income	$173.0	$139.0
Share-based compensation expense	32.8	33.1
Depreciation and amortization	241.2	251.9
Impairment, restructuring and other operating items, net	17.0	22.1
Adjusted OIBDA	$464.0	$446.1

Non-GAAP Reconciliations for Borrowing Groups
We provide certain financial measures in this press release of our borrowing groups. The financial statements of each of our borrowing groups are prepared in accordance with U.S. GAAP. We include certain financial measures for our borrowing group in this press release that are considered non-GAAP measures, including: (i) Adjusted OIBDA; (ii) Adjusted OIBDA Margin; and (iii) Proportionate Adjusted OIBDA.
Adjusted OIBDA by Borrowing Group
Adjusted OIBDA and proportionate Adjusted OIBDA at a borrowing group level are non-GAAP measures. Adjusted OIBDA is defined as operating income or loss before share-based compensation, depreciation and amortization, related-party fees and allocations, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Proportionate Adjusted OIBDA is defined as Adjusted OIBDA less the noncontrolling interests' share of Adjusted OIBDA. We believe these measures at the borrowing group level are useful to investors because they are one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measures may not be directly comparable to similar measures used by other public companies. These measures should be viewed as measures of operating performance that are a supplement to, and not a substitute for, operating income or loss, net earnings or loss and other U.S. GAAP measures of income.

.
A reconciliation of C&W's operating income (loss) to Adjusted OIBDA and Proportionate Adjusted OIBDA is presented in the following table:

	Three months ended		Year ended
	December 31,		December 31,
	2021	2020	2021	2020
	in millions

Operating income (loss)	$(526.9)	$40.6	$(340.0)	$(97.3)
Share-based compensation expense	8.5	7.7	36.8	31.1
Depreciation and amortization	146.1	162.2	578.5	619.0
Related-party fees and allocations	14.3	12.5	42.6	39.2
Impairment, restructuring and other operating items, net	616.8	10.6	629.4	298.4
Adjusted OIBDA	258.8	233.6	947.3	890.4
Noncontrolling interests' share of Adjusted OIBDA	43.2	35.3	145.7	123.6
Proportionate Adjusted OIBDA	$215.6	$198.3	$801.6	$766.8